                             Private & Confidential



                                                                    Exhibit 4.60

8 January 2004

Chia Song Hwee
P&CEO, Chartered Semiconductor Manufacturing Limited

Dear Song Hwee

TERMS AND CONDITIONS OF APPOINTMENT

Further to the letter dated 24 June 2002 from Ho Ching to you in respect of your promotion to President & Chief Executive Officer with effect from 25 June 2002, this is to confirm that the attached terms and conditions are applicable to your appointment as President & Chief Executive Officer. The attached embodies all the terms and conditions agreed upon between the Company and you as to your appointment as P & CEO of the Company and supercedes and cancels in all respects all the previous agreements, undertakings and arrangements of any nature if any between the Company and you with respect to your appointment, whether such be written or oral.

Kindly acknowledge receipt and confirm by signing and returning the duplicate copy of this letter.



Yours sincerely

/s/ Kuan Kwee Jee
-----------------
Kuan Kwee Jee
Secretary ERCC
Chartered Semiconductor Manufacturing Ltd
Enc.



--------------------------------------------------------------------------------



                        ACKNOWLEDGEMENT AND CONFIRMATION

I, Chia Song Hwee, hereby acknowledge receipt and confirm the contents of your letter herein as correct.



/s/ Chia Song Hwee                                              January 14, 2004
------------------                                              ----------------
Signature                                                       Date

                             Private & Confidential



      TERMS AND CONDITIONS OF APPOINTMENT OF CHIA SONG HWEE AS PRESIDENT &
                             CHIEF EXECUTIVE OFFICER
--------------------------------------------------------------------------------


1.   RESPONSIBILITY

     You will be responsible to the Board of Directors for the overall profitability and growth of the Company.


2.   REMUNERATION

     a.   Your service grade will be G4. Your monthly salary shall be S$52,000.

     b. You will also receive the 13th month Annual Wage Supplement (AWS), which is pro-rated to your period of service up to and including 31 December, and is payable if you are in service with the Company on 31 December.

     c. Performance and salary review will be conducted annually on or about 1 July each year. Annual salary increments are based on individual and company performances, in accordance with the policies approved by the CHARTERED Executive Resource and Compensation Committee (ERCC) from time to time.

     d. Please note that salary and bonus payments are made based on individual merits and should therefore be kept strictly confidential.

     e. Your salary and other special terms will be administered by Secretary ERCC.


3.   PERFORMANCE BONUS

     In addition to your base salary, inclusive of the 13th month AWS, you will participate in the following incentive plans:

     a. Performance Target Bonus (PTB): You will be entitled to earn a PTB each year, based on the achievement of mutually agreed targets set by the Board and yourself. PTB may reach a maximum of 2.5 months of your monthly base salary subject to achievement of the performance targets.

     b. EVA-based Incentive Plan: You will participate in the EVA based incentive plan based on sharing as approved by the ERCC.

                             Private & Confidential



4.   EMPLOYEE SHARE OPTIONS

     You will be eligible to participate in the company's employee share options scheme subject to prevailing rules and regulations of the scheme.


5.   CAR BENEFITS AND EXPENSES

     a.   The company will provide you with:-

          (i) A grant of S$300,000 over 6 years for the purchase of a car under the Hold-in-Trust Scheme subject to the terms and conditions of the Car Hold-In-Trust Agreement to be entered into by the Company and you or;

          (ii)  Monthly Car Benefit Allowance of S$5,880 or;

          (iii) The use of a company car.

     b. You will be given a fixed monthly car maintenance allowance of S$3,000. This is to help defray the cost of general maintenance and running expenses of your vehicle. It will cover transport expenses incurred in the course of official business and you will not be eligible to claim for any reimbursement of mileage.


6.   CLUB BENEFITS AND EXPENSES

     a. You will be provided with a grant of S$120,000 over five (5) years for the purchase of a club membership under the Hold-in-Trust Scheme.

     b. You will also be given a monthly club subscription allowance of S$200 upon activation of your club Hold-in-Trust Scheme.


7.   OTHER GENERAL TERMS AND CONDITIONS

     a. You shall not at any time during your service with the Company either directly or indirectly (without prior written consent from the Company) engage or interest yourself, whether for reward or gratuitously, in any work or business other than relating to your duties in the Company.

     b. You shall devote the whole of your time, knowledge, skill and attention in the performance of your duties in the Company, and attend at the premises where you shall from time to time be posted by the Company on such days including, if the exigencies of the work so require, on Sunday and public holidays and at such hours as may be required.


     c. You shall enjoy all other standard benefits and be subject to all conditions applicable to executives under your job grade.

     d. The Company reserves the right to vary the terms and conditions of service based on business needs from time to time.

     e. You will abide by the terms and conditions of service, the rates, regulations and procedures as may be laid down by the Company from time to time and

                             Private & Confidential



          the laws of the Republic of Singapore.


8.   WORKING HOURS

     a.   Your working hours will be as per company policy.

     b. As a senior executive staff, you are expected to work beyond normal hours based on the exigencies of service without overtime claims.


9.   LEAVE

     You shall be eligible for paid leave each year as follows:

          1st - 5th year      :         21 working days per year
          6th - 10th year     :         24 working days per year
          11th year onwards   :         28 working days per year

     Your leave administration will be as per the company's policy.


10.  MEDICAL & HOSPITAL BENEFITS

     a. You shall be reimbursed for medical consultation (specialists with limits), and medicines (standard drugs) prescribed by Company doctors or Government doctors for yourself, your spouse and your children, up to an annual maximum of 2% annual base salary, unless otherwise approved beforehand by the Company.

     b. Except for emergencies, specialist consultants are to be made based on referrals by our Company doctors and are subject to prior approval by the Company.

     c. You shall enjoy the standard hospitalization and surgical benefits under the existing benefit plans. The hospitalization and surgical benefits are also extended to your spouse and children.

                             Private & Confidential



11.  INSURANCE COVER

     a.   You shall be covered for the following under our Group Insurance
          Schemes:

          (i) Group Personal Accident - 60 months basic salary subject to a maximum of S$2,000,000;

          (ii) Group Term Life - 60 months basic salary subject to a maximum of S$2,000,000;

          (iii) Group Travel Personal Accident - 60 months basic salary (only on company business travel) subject to a maximum of S$2,000,000.

     b. Please note that the above group insurance coverage is subject to the conditions, including limits and exclusion of the Group Insurance Policies.


12.  CONFIDENTIALITY & SECRECY

     During the continuance of your employment with the Company and at all times after the termination of your employment from any cause whatsoever, you shall not directly or indirectly disclose, divulge, authorize or permit to be disclosed to anyone not properly entitled thereto any trade secrets, know-how and any confidential information relating to the business or financial conditions of the Company.


13.  TERMINATION OF SERVICE

     a. Termination can only be effected in writing by either party, without giving any reasons, by giving 6 MONTHS' NOTICE or the payment of a sum equivalent to 6 months' salary in lieu of notice.

     b. All staff benefits shall cease after the last day of service. Any money due and owing under any staff loan scheme, scholarships, bonds or otherwise payable by you to the Company must be settled before the last day of service. The Company reserves the right to offset any outstanding sum from the balance of money payable by the Company to you.

     c. Notwithstanding conditions above, the Company reserves the right at all times to terminate your services forthwith if you should be guilty of misdemeanor, misconduct, negligence or breach of any of the terms of this offer or any other existing terms and conditions of service, rule or regulation laid down by the Company from time to time for all members of its staff.